EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-18765, 333-19419, 333-40605, 333-40607, 333-40609, 333-53900, 333-82263, 333-82265, 333-82271, 333-82480, 333-83630, 333-105519 and 333-105904 of Cole National Corporation (the “Company”) on Forms S-8 of our report dated April 12, 2004, (May 28, 2004, as to Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in presentation and classification of the (gain) loss on early extinguishment of debt as discussed in Note 1, the change in method of accounting for goodwill and other intangible assets as discussed in Notes 1 and 4, and the restatement discussed in Note 17), appearing in this Annual Report on Form 10-K/A of Cole National Corporation for the year ended January 31, 2004.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
May 28, 2004